INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 145 to the Registration Statement (No. 2-67052) on Form N-1A of Forum Funds of our reports appearing in the annual reports of Brown Advisory Intermediate Income Fund (formerly, Brown Advisory Intermediate Bond Fund), Brown Advisory Value Equity Fund, Brown Advisory International Fund and Winslow Green Growth Fund for the year ended December 31, 2003, in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 29, 2004